Exhibit (h)(13)

PLAN OF REORGANIZATION

THIS PLAN OF REORGANIZATION is made as of the 19th day of May 2017, by Northern Funds, a Delaware statutory trust (the “Trust”), on behalf of its Large Cap Equity Fund (the “Acquired Fund”) and its Large Cap Core Fund (the “Acquiring Fund,” and together with the Acquired Fund, the “Funds”) and Northern Trust Investments, Inc. (“NTI”).

A. BACKGROUND

The Funds are each separate investment portfolios of the Trust, an open-end management investment company registered with the Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”).

This Plan is intended to be and is adopted as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and is intended to effect the reorganization (the “Reorganization”) of the Acquired Fund with and into the Acquiring Fund.

The Reorganization will be effected by the transfer of all of the assets of the Acquired Fund to the Acquiring Fund solely in exchange for (1) the assumption by the Acquiring Fund of all liabilities of the Acquired Fund and (2) the issuance by the Acquiring Fund to the Acquired Fund of shares of beneficial interest of the Acquiring Fund (the “Acquiring Fund Shares”). This transaction will be promptly followed by a pro rata distribution by the Acquired Fund of the Acquiring Fund Shares it receives to its shareholders in exchange for the shares of beneficial interest of the Acquired Fund (the “Acquired Fund Shares”) that are then outstanding, in liquidation of the Acquired Fund, all upon the terms and conditions hereinafter set forth in this Plan.

This Plan has been approved by the Board of Trustees of the Trust based on the Board’s determination that participation in the Reorganization is in the best interests of the Funds and that the interests of the Funds’ existing shareholders will not be diluted as a result of the Reorganization.

B. THE REORGANIZATION

1.	Transfer of Assets of the Acquired Fund in Exchange for Assumption of Liabilities and Issuance of Acquiring Fund Shares

1.1

Subject to the terms and conditions set forth herein, as of the Closing Time provided for in paragraph 3.1, the Acquired Fund will transfer all of its assets (as described in paragraph 1.2) and assign and transfer all of its debts, obligations, duties and other liabilities to the Acquiring Fund. In exchange for all of the assets of the Acquired Fund, as of the Closing Time: (A) the Acquiring Fund will assume all of the debts, obligations, duties and other liabilities of the Acquired Fund, whether accrued, absolute, contingent or otherwise, then existing, such that after the Closing Time the same may be enforced against the Acquiring Fund to the same extent as if they had been incurred by the Acquiring Fund; and (B) the Trust, on behalf of the Acquiring Fund, will issue shares of the Acquiring Fund that have an aggregate net asset value equal to the aggregate net value of the assets transferred by the Acquired Fund to the Acquiring Fund, less the liabilities assumed by the Acquiring Fund. The transactions described in this paragraph 1.1 will take place at the Closing provided for in paragraph 3.1.

1.2	The assets of the Acquired Fund to be acquired by the Acquiring Fund will include, without limitation, all cash, cash equivalents, securities, receivables (including interest and dividends receivable), tax operating losses, claims or rights of action, rights to register shares of beneficial interest under applicable securities laws, books and records, deferred or prepaid expenses and all other tangible and intangible property owned by the Acquired Fund at the Closing Time provided for in paragraph 3.1.

1.3	The Acquired Fund will, within a reasonable time prior to the Closing Time, if requested, furnish the Acquiring Fund with a list of assets held on such date. The Acquired Fund may sell any asset on the list prior to the Closing Time. After the list of assets has been provided, the Acquired Fund will notify the Acquiring Fund of its purchase of additional investments not reflect on the list, within a reasonable time after such purchase. Within a reasonable time after receipt of the list and prior to the Closing Time, the Acquiring Fund will advise the Acquired Fund of any assets on the Acquired Fund’s list referred to in the first sentence of this paragraph which do not conform to the Acquiring Fund’s investment objective, policies and restrictions. In the event that the Acquired Fund holds any investments which the Acquiring Fund may not hold, the Acquired Fund will dispose of such investments prior to the Closing Date. In addition, if it is determined that the portfolios of an Acquired Fund and the Acquiring Fund, when aggregated, would contain investments exceeding certain percentage limitations imposed upon the Acquiring Fund with respect to such investments, the Acquired Fund, if requested by the Acquiring Fund, will dispose of and/or reinvest a sufficient amount of such investments as may be necessary to avoid violating such limitations as of the Closing Date.

1.4	The Acquired Fund will endeavor to discharge all of the known liabilities and obligations of the Acquired Fund prior to the Closing Date, other than those liabilities and obligations which would otherwise be discharged at a later date in the ordinary course of business. The Acquiring Fund shall assume all liabilities, expenses, costs, charges and reserves, including those liabilities reflected on an unaudited statement of assets and liabilities of the Acquired Fund prepared by The Northern Trust Company (“Northern Trust”), the custodian and accounting agent of each Fund, as of the Valuation Date (as defined in paragraph 2.1), in accordance with generally accepted accounting principles consistently applied from the prior audited period. The Acquiring Fund shall also assume any liabilities, expenses, costs or charges incurred by or on behalf of the Acquired Fund specifically arising from or relating to the operations and/or transactions of the Acquired Fund prior to and including the Closing Date but which are not reflected on the above-mentioned statement of assets and liabilities, including any liabilities, expenses, costs or charges arising under paragraph 5.7 hereof.

1.5	At, or as soon as possible after, the Closing Time the Acquired Fund will distribute in liquidation the Acquiring Fund Shares it receives to the shareholders of record of the Acquired Fund, determined as of the close of business on the day of the Closing, pro rata in proportion to each shareholder’s beneficial interest in the Acquired Fund. Such distribution will be in exchange for each shareholder’s Acquired Fund Shares. Such distribution will be accomplished by the transfer of the Acquiring Fund Shares then credited to the account of the Acquired Fund on the share records of the Trust to open accounts on those records in the names of the Acquired Fund shareholders and representing the respective pro rata number of the Acquiring Fund Shares received from the Acquiring Fund that are due to the Acquired Fund shareholder. Fractional Acquiring Fund Shares will be rounded to the third place after the decimal point.

1.6	The stock transfer books of the Trust with respect to the Acquired Fund will be permanently closed as of the close of business on the day immediately preceding the Closing. Share redemption requests received thereafter by the Trust with respect to the Acquired Fund will be deemed to be redemption requests for shares of the Acquiring Fund issued pursuant to this Plan. As of the Closing Time, all issued and outstanding shares of the Acquired Fund will be canceled on the books of the Trust. The Acquired Fund shareholders will have the right to receive any unpaid dividends or other distributions that were declared as of or prior to the Closing Time with respect to the Acquired Fund Shares that are held by the Acquired Fund shareholders at the Closing Time.

1.7	If an Acquired Fund shareholder requests a change in the registration of the shareholder’s Acquiring Fund’s shares to a person other than the shareholder, the Trust shall require the shareholder to (i) furnish the Trust an instrument of transfer properly endorsed, accompanied by any required signature guarantees and otherwise in proper form for transfer; and (ii) pay to the Acquiring Fund any transfer or other taxes required by reason of such registration or establish to the reasonable satisfaction of the Trust that such tax has been paid or does not apply.

1.8	The legal existence of the Acquired Fund will be terminated as promptly as reasonably practicable after the Closing Time. After the Closing Time, the Acquired Fund shall not conduct any business except in connection with its liquidation and termination.

1.9	Any reporting responsibility of the Acquired Fund shall remain the responsibility of the Acquired Fund up to and including the Closing Date and such later date on which the Acquired Fund is terminated.

2.	Valuation

2.1	The value of the Acquired Fund’s assets to be acquired by the Acquiring Fund hereunder, and the value of the full and fractional Acquiring Fund Shares to be issued in exchange for the Acquired Fund’s assets, will be computed as of the valuation time provided in the Acquiring Fund’s prospectus on the Closing Date (for purposes of paragraph 1.4, the “Valuation Date”) using the valuation procedures set forth in the Acquiring Fund’s current prospectus and statement of additional information.

2.2	All computations of value will be made by Northern Trust.

3.	Closing And Closing Date

3.1	The transfer of the Acquired Fund’s assets in exchange for the assumption by the Acquiring Fund of the Acquired Fund’s liabilities and the issuance of Acquiring Fund Shares to the Acquired Fund, as described above, together with such related acts as are necessary to consummate such transactions (the “Closing”), will occur at such place and on such date or dates and time or times (together, the “Closing Time”) as may be determined by the Board of Trustees or an authorized officer of the Trust.

3.2	At the Closing, the Trust, on behalf of the Funds, will deliver such bills of sale, checks, assignments, stock certificates, receipts or other documents as the Trust deems necessary or reasonable or counsel may request.

3.3	Northern Trust, the custodian for the Acquiring Fund, shall deliver as soon as practicable after the Closing a certificate of an authorized officer of Northern Trust stating that (a) the Acquired Fund’s portfolio securities, cash and any other assets have been delivered in proper form to the Acquiring Fund on the Closing Date and (b) all necessary taxes, including all applicable federal and state stock transfer stamps, if any, have been paid, or provision for payment has been made, in conjunction with the delivery of portfolio securities.

3.4	In the event that on the Valuation Date (a) the NYSE or another primary trading market for portfolio securities of the Acquiring Fund or the Acquired Fund shall be closed for trading or trading thereon shall be restricted or (b) trading or the reporting of trading on the NYSE or elsewhere shall be disrupted so that accurate appraisal of the value of the net assets of the Acquiring Fund or the Acquired Fund is impracticable, the Closing Date shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored.

3.5

Northern Trust, the custodian for the Acquired Fund, shall deliver at the Closing a list of the names and addresses of the Acquired Fund’s shareholders and the number of Acquired Fund Shares owned by each such shareholder immediately prior to the Closing or provide such information to the Acquiring Fund’s transfer agent. Northern Trust shall issue and deliver a confirmation evidencing the

Acquiring Fund Shares to be credited to the Acquired Fund’s account on the Closing Date to the Secretary of the Trust or provide evidence satisfactory to the Acquired Fund that the Acquiring Fund shares have been credited to the Acquired Fund’s account on the books of the Trust.

4.	Representations and Warranties

4.1	The Trust, on behalf of the Acquired Fund, represents and warrants that:

4.1.A	There are no contracts or other commitments (other than this Plan) of the Acquired Fund, which will be terminated with liability to an Acquired Fund prior to the Closing Date;

4.1.B	No litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or to its knowledge threatened against the Acquired Fund or any of its properties or assets which, if adversely determined, would materially and adversely affect its financial condition or the conduct of its business. The Trust knows of no facts which might form the basis for the institution of such proceedings and neither the Trust nor the Acquired Fund is a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business or its ability to consummate the transactions contemplated herein;

4.1.C	The Statements of Assets and Liabilities of the Acquired Fund as of March 31, 2017, the Schedule of Investments and the related Statement of Operations for the year then ended and the Financial Highlights for each of the five years in the period then ended, have been audited by Deloitte & Touche, LLP, an independent registered public accounting firm, and are in accordance with generally accepted accounting principles consistently applied, and such statements (copies of which have been furnished to the Acquiring Fund) fairly reflect the financial condition of the Acquired Fund as of such dates;

4.1.D	Since March 31, 2017, there has not been any material adverse change in the Acquired Fund’s financial condition, assets, liabilities or business other than changes occurring in the ordinary course of business, or any incurrence by the Acquired Fund of indebtedness maturing more than one year from the date such indebtedness was incurred. For purposes of this subsection D, a decline in net asset value per share of the Acquired Fund due to declines in market values of securities in the Acquired Fund’s portfolio, the discharge of an Acquired Fund’s liabilities, or the redemption of Acquired Fund Shares by the Acquired Fund’s shareholders shall not constitute a material adverse change;

4.1.E

At the date hereof and at the Closing Date, all federal and other tax returns and reports, including extensions of the Acquired Fund required by law to have been filed by such dates, shall have been filed and are or will be correct in all material respects, and all federal and other taxes shall have been paid so far as due, or provision shall have been made for the payment thereof and, to the best of the Acquired Fund’s knowledge no such return is currently under audit and no assessment has been asserted with respect to such returns;

4.1.F	For each taxable year of its operation (including the taxable year ending on the Closing Date), the Acquired Fund has met the requirements of Subchapter M of the Code for qualification as a regulated investment company and has elected to be treated as such. The Acquired Fund has been eligible to and has computed its federal income tax liability under Section 852 of the Code and will have deductions for dividends paid (as defined in Section 561 of the Code) at least equal to all of its investment company taxable income and net capital gain (as defined in the Code) that has accrued through the Closing Date;

4.1.G	All of the issued and outstanding Acquired Fund Shares are, and at the Closing Date will be, duly and validly issued and outstanding, fully paid and non-assessable by the Trust. All of the Acquired Fund Shares will, at the time of Closing, be held by persons and in the amounts set forth in the records of the transfer agent as provided in paragraph 3.5. The Acquired Fund has no outstanding options, warrants or other rights to subscribe for or purchase any of its shares, nor is there outstanding any security convertible into any of its shares;

4.1.H	At the Closing Date, (i) the Acquired Fund will have good and marketable title to the Acquired Fund’s assets to be transferred to the Acquiring Fund (as described in paragraph 1.2) and full right, power and authority to sell, assign, transfer and deliver such assets hereunder. Upon delivery and payment for such assets, the Acquiring Fund will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, except such restrictions as might arise under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act with respect to privately-placed or otherwise restricted securities that the Acquired Fund may have acquired in the ordinary course of business and of which the Acquiring Fund has received notice and necessary documentation at or prior to the Closing;

4.1.I	The information furnished by the Acquired Fund for use in applications for orders, registration statements or information statement materials or for use in any other document filed with any federal, state or local regulatory authority (including the Financial Industry Regulatory Authority (“FINRA”)), which may be necessary in connection with the transactions contemplated hereby, shall be accurate and complete in all material respects and shall comply in all material respects with federal securities and other laws and regulations applicable thereto;

4.1.J	The current prospectus and statement of information of the Acquired Fund on Form N-1A conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and do not include any untrue statements of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading; and

4.1.K	Insofar as the following relates to the Acquired Fund, the registration statement filed by the Acquiring Fund on Form N-14 relating to the Acquiring Fund Shares that will be registered with the Commission pursuant to this Plan, which, without limitation, shall include an information statement of the Acquired Fund (the “Information Statement”) and the prospectus of the Acquiring Fund with respect to the transactions contemplated by this Plan, and any supplement or amendment thereto, and the documents contained or incorporated therein by reference (the “N-14 Registration Statement”), on the effective date of the N-14 Registration Statement, on the Valuation Date and on the Closing Date: (i) shall comply in all material respects with the provisions of the 1933 Act, the Securities Exchange Act of 1934 (the “1934 Act”) and the 1940 Act and the rules and regulations under those Acts, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the representations and warranties in this subsection shall not apply to statements in or omissions from the Information Statement and the N-14 Registration Statement made in reliance upon and in conformity with information that was furnished or should have been furnished by the Acquiring Fund for use therein.

4.2	The Trust, with respect to the Acquiring Fund, represents and warrants that:

4.2.A	No litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or to its knowledge threatened against the Acquiring Fund or any of its properties or assets which to its knowledge, if adversely determined, would materially and adversely affect its financial condition or the conduct of its business. The Trust knows of no facts which might form the basis for the institution of such proceedings and neither the Trust nor the Acquiring Fund is a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business or the business of the Acquiring Fund or their ability to consummate the transactions contemplated herein;

4.2.B

Since March 31, 2017, there has not been any material adverse change in the Acquiring Fund’s financial condition, assets, liabilities or business other than changes occurring in the ordinary course of business, or any incurrence by the Acquiring Fund of indebtedness maturing more than one year from the date such indebtedness was incurred. For purposes of this subsection B, a decline in net asset value per share of the Acquiring Fund due to declines in market values of securities in the Acquiring Fund’s portfolio, the discharge of the Acquiring Fund’s liabilities, or the redemption of Acquiring Fund shares by Acquiring Fund shareholders shall not constitute a material adverse change;

4.2.C	At the date hereof and at the Closing Date, all federal and other tax returns and reports, including extensions, of the Acquiring Fund required by law to have been filed by such dates, shall have been filed and are or will be correct in all material respects, and all federal and other taxes shall have been paid so far as due, or provision shall have been made for the payment thereof and, to the best of the Acquiring Fund’s knowledge, no such return is currently under audit and no assessment has been asserted with respect to such returns;

4.2.D	For each taxable year of its operation and for the period until the Closing Date, the Acquiring Fund has met the requirements of Subchapter M of the Code for qualification as a regulated investment company and has elected to be treated as such. The Acquiring Fund has been eligible to and computed its federal income tax liability under Section 852 of the Code and will have deductions for dividends paid (as defined in Section 561 of the Code) at least equal to all of its investment company taxable income and net capital gain (as defined in the Code) that has accrued for the year through the Closing Date;

4.2.E	All of the issued and outstanding Acquiring Fund Shares are, and at the Closing Date will be, duly and validly issued and outstanding, fully paid and non-assessable by the Trust. The Acquiring Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any of its shares, nor is there outstanding any security convertible into any of its shares;

4.2.F	The Acquiring Fund Shares to be issued and delivered to the Acquired Fund, for the account of the Acquired Fund’s shareholders, pursuant to the terms of this Plan, will at the Closing Date have been duly authorized and when so issued and delivered, will be duly and validly issued Acquiring Fund Shares, and will be fully paid and non-assessable by the Trust. The shareholders of the Acquiring Fund are entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware;

4.2.G	The information furnished by the Acquiring Fund for use in applications for orders, registration statements or proxy materials or for use in any other document filed with any federal, state or local regulatory authority (including FINRA), which may be necessary in connection with the transactions contemplated hereby, shall be accurate and complete in all material respects and shall comply in all material respects with federal securities and other laws and regulations applicable thereto;

4.2.H	The current prospectus and statement of information of the Acquiring Fund on Form N-1A conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and do not include any untrue statements of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading; and

4.2.I	On the effective date of the N-14 Registration Statement, on the Valuation Date and on the Closing Date, the N-14 Registration Statement: (i) shall comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations under those Acts, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the representations and warranties in this paragraph shall not apply to statements in or omissions from the Information Statement and the N-14 Registration Statement made in reliance upon and in conformity with information that was furnished or should have been furnished by the Acquired Fund for use therein.

4.3	NTI represents and warrants to the Trust as follows: To the knowledge of NTI (i) there are no claims, actions, suits or proceedings pending against the Acquired Fund or the Acquiring Fund, and (ii) there are no claims, actions, suits or proceedings, or circumstances that have been identified by NTI as reasonably likely to give rise to any claims, actions, suits or proceedings against the Acquired Fund or Acquiring Fund that would materially adversely affect the Trust, the Acquired Fund or the Acquiring Fund or their assets or business, other than those disclosed by NTI in writing to and accepted by the Trust, on behalf of the Acquiring Fund and Acquired Fund.

5.	Covenants of the Acquired Fund and the Acquiring Fund

5.1	The Acquiring Fund and the Acquired Fund will operate their respective businesses in the ordinary course between the date hereof and the Closing Date. It is understood that such ordinary course of business will include the declaration and payment of dividends and distributions.

5.2	The Acquiring Fund agrees to use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act and such of the state Blue Sky or securities laws as it may deem appropriate in order to continue its operations after the Closing Date.

5.3	The Acquired Fund covenants that: (i) the Acquiring Fund Shares to be issued to its shareholders hereunder are not being acquired for the purpose of making any distributions thereof other than in accordance with the terms of this Plan; (ii) to the best of the knowledge of the Acquired Fund, there is no plan or intention by the Acquired Fund’s shareholders to sell, exchange or otherwise dispose of a number of Acquired Fund Shares (or the Acquiring Fund Shares received in the Reorganization), in connection with the Reorganization that would reduce the Acquired Fund Shareholders’ ownership of Acquired Fund Shares (or equivalent Acquiring Fund Shares) to a number of shares that is less than 50 percent of the number of Acquired Fund Shares as of the record date of the Reorganization; and (iii) the Acquired Fund will not take any position on any federal state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Reorganization as a “reorganization” within the meaning of Section 368(a) of the Code.

5.4	The Acquired Fund will assist the Acquiring Fund in obtaining such information as the Acquiring Fund reasonably requests concerning the beneficial ownership of the Acquiring Fund Shares.

5.5	Subject to the provisions of this Plan, the Trust, on behalf of the Acquiring Fund and the Acquired Fund, will take, or cause to be taken, all actions and do or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Plan.

5.6	The Acquired Fund will provide the Acquiring Fund with information reasonably necessary for the preparation of a registration statement on Form N-14, which will include the Information Statement referred to in paragraph 4.1.K, in compliance with the 1933 Act, the 1934 Act and the 1940 Act.

5.7

The intention of the parties is that the transaction will qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither the Trust, the Acquiring Fund, nor the Acquired Fund shall take any action, or cause any action to be taken (including, without limitation, the filing of any tax return) that is inconsistent with such treatment or results in the failure of the transaction to qualify as a reorganization within the meaning of Section 368(a) of the Code. At or prior to the Closing date, the Acquiring Fund, the Trust and the Acquired Fund will take such action or cause such action to be taken, as reasonably necessary to enable Drinker Biddle & Reath LLP to render the tax opinion contemplated in paragraph 6.5.

6.	Conditions

Consummation of the Reorganization is subject to the following conditions:

6.1	This Plan and the transactions contemplated herein will be approved by the Trustees of the Trust, and, if required by applicable law, by the requisite vote of the Acquired Fund’s shareholders;

6.2	Prior to the Closing Time, except to the extent prohibited by Rule 19b-1 under the 1940 Act, the Acquired Fund will declare a dividend, with a record date and ex-dividend date prior to the Closing Time, which, together with all previous dividends and distributions, will result in the Acquired Fund having a deduction for dividends paid (as defined in Section 561 of the Code) at least equal to all of the Acquired Fund’s investment company taxable income, if any, for the taxable periods or years ended on or before March 31, 2017 and for the subsequent period up to and including the Closing Time, and all of the Acquired Fund’s net capital gain, if any, recognized in the taxable periods or years ended on or before March 31, 2017 and in the subsequent period up to and including the Closing Time.

6.3	All consents of other parties and all other consents, orders and permits of federal, state and local regulatory authorities (including those of the SEC and of state securities authorities) deemed necessary by the Trust to permit consummation, in all material respects, of the transactions contemplated hereby will be obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of the Trust, the Acquired Fund or the Acquiring Fund, provided that the Trust may waive any of such conditions for itself or the Funds;

6.4	At the Closing Time, the Trust, on behalf of the Acquired Fund, will have good and marketable title to the assets to be transferred to the Acquiring Fund pursuant to paragraph 1.1, and will have full right, power and authority to sell, assign, transfer and deliver such assets hereunder. Upon delivery and in payment for such assets, the Trust, on behalf of the Acquiring Fund, will acquire good and marketable title thereto subject to no restrictions on the full transfer thereof, including such restrictions as might arise under the 1933 Act;

6.5	The Trust will receive at or before the Closing Time an opinion of Drinker Biddle & Reath LLP satisfactory to the Trust based on representations of the Trust and reasonable assumptions, substantially to the effect that for federal income tax purposes and with respect to other matters:

6.5.A	The transfer of all of the assets and liabilities of the Acquired Fund to the Acquiring Fund in exchange for the issuance of Acquiring Fund Shares to the Acquired Fund, followed by the distribution in liquidation by the Acquired Fund of the Acquiring Fund Shares to the Acquired Fund shareholders in exchange for their Acquired Fund Shares and the termination of the Acquired Fund, will constitute a reorganization within the meaning of Section 368(a) of the Code, and the Acquired Fund and the Acquiring Fund will each be “a party to a reorganization” within the meaning of Section 368(b) of the Code;

6.5.B	No gain or loss will be recognized by the Acquired Fund upon (i) the transfer of its assets to the Acquiring Fund in exchange for the issuance of Acquiring Fund Shares to the Acquired Fund and the assumption by the Acquiring Fund of the Acquired Fund’s liabilities, if any, and (ii) the distribution by the Acquired Fund of the Acquiring Fund Shares to the Acquired Fund shareholders;

6.5.C	No gain or loss will be recognized by the Acquiring Fund upon its receipt of the Acquired Fund’s assets in exchange for the issuance of Acquiring Fund Shares to the Acquired Fund and the assumption by the Acquiring Fund of the liabilities, if any, of the Acquired Fund;

6.5.D	The tax basis of the assets acquired by the Acquiring Fund from the Acquired Fund will be, in each instance, the same as the tax basis of those assets in the Acquired Fund’s hands immediately before the transfer;

6.5.E	The tax holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund will, in each instance, include the Acquired Fund’s tax holding period for those assets, provided such assets were held as capital assets on the date of the exchange;

6.5.F	The Acquired Fund’s shareholders will not recognize gain or loss upon the exchange of their Acquired Fund Shares for Acquiring Fund Shares as part of the transaction;

6.5.G	The tax basis of the Acquiring Fund Shares received by Acquired Fund shareholders in the transaction will be, for each Acquired Fund shareholder, the same as the tax basis of the Acquired Fund Shares surrendered in exchange therefor;

6.5.H	The tax holding period of the Acquiring Fund Shares received by Acquired Fund shareholders will include, for each Acquired Fund shareholder, the tax holding period for the Acquired Fund Shares surrendered in exchange therefor, provided that those Acquired Fund Shares were held as capital assets on the date of the exchange;

6.5.I	The Acquired Fund and Acquiring Fund are series of the Trust, a Delaware statutory trust validly existing and in good standing under the laws of the State of Delaware;

6.5.J	Neither the Acquired Fund nor the Acquiring Fund is, and the execution, delivery and performance of this Plan by the Acquired Fund and the Acquiring Fund will not result in, a violation of the Trust’s Agreement and Declaration of Trust or By-Laws, as amended, or any material agreement, indenture, contract, lease or other undertaking to which the Trust, with respect to the Funds, is a party, or by which the Funds or their property are bound;

6.5.K	The Trust is a registered investment company classified as a management company of the open-end type and its registration with the SEC as an investment company under the 1940 Act is in full force and effect; and

6.5.L	The execution, delivery and performance of this Plan has been duly authorized by all necessary actions on the part of the Trust’s Board of Trustees, and this Plan will constitute a valid and binding obligation of the Trust with respect to the Funds, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles.

6.6	All representations and warranties of the Trust, contained in this Plan shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the actions contemplated by this Plan, as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

The Trust will make and provide representations with respect to the Acquired Fund and the Acquiring Fund, respectfully, that are reasonably necessary to enable Drinker Biddle & Reath LLP to deliver an opinion substantially as set forth in paragraph 6.5, which opinion may address such other matters, if any, that Drinker Biddle & Reath LLP believes to be material to the Reorganization.

7.	Expenses

NTI will bear all of the expenses in connection with carrying out this Plan, whether or not the Reorganization is consummated, including the fees and disbursements of attorneys, auditors and custodians, any federal and state stock transfer stamps required for the transfer of the Acquired Fund’s securities to the Acquiring Fund and for the transfer of Acquiring Fund Shares to registered shareholders of the Acquired Fund in liquidation of the Acquired Fund.

8.	Termination

This Plan may be terminated by the Board of Trustees of the Trust, and the Funds may abandon the Reorganization contemplated hereby, notwithstanding approval thereof by the shareholders of the Acquired Fund, if any, at any time prior to the Closing, if circumstances develop that, in the Board’s judgment, make proceeding with the Plan inadvisable.

9.	Amendment

This Plan may be amended, modified or supplemented in such manner as may be determined by the Board of Trustees; provided, however, that following the approval of this Plan by the Acquired Fund’s shareholders, if any, no such amendment may have the effect of changing the provisions for determining the number of Acquiring Fund Shares to be paid to that Fund’s shareholders under this Plan to the detriment of such Fund shareholders without their further approval.

10.	Headings; Counterparts; Governing Law; Assignment; Survival; Waiver

10.1	The article and paragraph headings contained in this Plan are for reference purposes only and do not affect in any way the meaning or interpretation of this Plan.

10.2	This Plan will be governed by and construed in accordance with the laws of the State of Delaware.

10.3	This Plan will be binding upon and inure to the benefit of the Funds and their respective successors and assigns. Nothing herein expressed or implied is intended or will be construed to confer upon or give any person, firm or corporation other than the Funds and their respective successors and assigns any rights or remedies under or by reason of this Plan.

10.4	All persons dealing with the Trust, the Acquired Fund or the Acquiring Fund must look solely to the property of the Trust, the Acquired Fund, or the Acquiring Fund, respectively, for the enforcement of any claims against the Trust, the Acquired Fund or the Acquiring Fund, as neither the Trustees, officers, agents nor shareholders of the Trust assume any personal liability for obligations entered into on behalf of the Trust, the Acquired Fund or the Acquiring Fund. No series of the Trust will be responsible for any obligations assumed by or on behalf of any other series of the Trust under this Plan.

10.5	The obligations set forth herein will not survive the Closing, except for the provisions of paragraph 1.8.

10.6	The Trust, after consultation with counsel and by consent of its Board of Trustees, or any officer, may waive any condition to the obligations hereunder if, in their or such officer’s judgment, such waiver will not have a material adverse effect on the interests of the shareholders of the Funds.

11.	Notices

Any notice, report, statement or demand required or permitted by any provisions of this Plan will be in writing and will be given by prepaid telegraph, telecopy or certified mail addressed to the Trust at 50 South LaSalle Street, Chicago, Illinois 60603, Attention: President of Northern Funds.

IN WITNESS WHEREOF, the Trust has caused this Plan to be executed by a duly authorized officer on the date first written above.

NORTHERN FUNDS, acting on behalf of its Large Cap Equity Fund

By:	/s/ Peter K. Ewing
Title:	President

NORTHERN FUNDS, acting on behalf of its Large Cap Core Fund

By:	/s/ Peter K. Ewing
Title:	President

NORTHERN TRUST INVESTMENTS, INC., with respect to paragraphs 4.3 and 7 only

By:	/s/ Kevin P. O’Rourke
Title:	Senior Vice President